Exhibit 4.2

Execution Copy

DATE: March 4, 2010

PARENT GUARANTEE

TO:	ROYAL BANK OF CANADA, as Administrative Agent for the benefit of the Secured Creditors

(the “Administrative Agent”)

RECITALS:

A.	The Administrative Agent and the Lenders have agreed to make available certain credit facilities to EPR Metropolis Trust and YongeDundas Signage Trust (together with each of their successors and permitted assigns, the “Borrowers” and each a “Borrower”) as provided in the Credit Agreement (as defined below);

B.	The LC Lender has agreed to make letters of credit available to the Borrowers pursuant to the RBC LC Documents;

C.	The undersigned, (together with its successors and permitted assigns, the “Guarantor”) is the sole unitholder of each of the Borrowers and, as such, derives direct and indirect economic benefits from the making of loans and other financial accommodations provided to the Borrowers pursuant to the Credit Agreement and the RBC LC Documents; and

D.	In order to induce the Lenders to enter into the Credit Agreement and each of the other Credit Documents and to induce the Lenders and the LC Lender to make the credit facilities available pursuant to the Credit Agreement and the RBC LC Documents, the Guarantor has agreed to guarantee payment and performance of the obligations of the Borrowers and the other Credit Parties (other than the undersigned) under the Credit Agreement, the RBC LC Documents and the Credit Documents.

THEREFORE, in consideration of the Lenders and the LC Lender making certain credit facilities available to the Borrowers and at the request of the Borrowers that the Guarantor provide this Guarantee, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Guarantor agrees as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Wherever used in this Guarantee, all capitalized terms used and not defined have the meanings ascribed to them in the Credit Agreement and the following words and terms have the following meanings:

“Additional Guarantor” has the meaning specified in Section 2.3(b)(ii);

“Claims” has the meaning specified in Section 4.1(a);

“Credit Agreement” means the credit agreement dated as of March 4, 2010 between, among others, the Guarantor, as Parent Guarantor, the Borrowers, as Borrowers and Guarantors, the financial institutions named therein, as Lenders and Royal Bank of Canada, as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented, replaced or refinanced from time to time;

“Event of Default” means, as applicable, an “Event of Default” as defined in the Credit Agreement or an “Event of Default” as defined in the RBC LC Documents;

“Guaranteed Obligations” has the meaning specified in Section 2.1; and “Secured Creditors” has the meaning specified in the Credit Agreement.

1.2	Certain Rules of Interpretation

In this Guarantee:

(a)	Consent — Whenever a provision of this Guarantee requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency — Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(c)	Governing Law — This Guarantee is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Guarantee.

(e)	Including — Where the word “including” or “includes” is used in this Guarantee, it means “including (or includes) without limitation”.

(f)	No Strict Construction — The language used in this Guarantee is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Severability — If, in any jurisdiction, any provision of this Guarantee or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to that jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Guarantee and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

(i)	Statutory references — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(j)	Time — Time is of the essence in the performance of the parties’ respective obligations under this Guarantee.

(k)	References to Guarantee — The term “this Guarantee” refers to this guarantee including all schedules, amendments, supplements, extensions, renewals, replacements, novations or restatements from time to time, in each case as permitted, and references to “Articles” or “Sections” means the specified Articles or Sections of this Guarantee.

(l)	Paramountcy — If there is a conflict, inconsistency, ambiguity or difference between any provision of this Guarantee and the Credit Agreement, the provisions of the Credit Agreement shall prevail, and such provision of this Guarantee shall be amended to the extent only to eliminate any such conflict, inconsistency, ambiguity or difference. Any right or remedy in this Guarantee which may be in addition to the rights and remedies contained in the Credit Agreement shall not constitute a conflict, inconsistency, ambiguity or difference.

1.3	Entire Agreement

This Guarantee and the other Credit Documents constitute the entire agreement between the parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the parties in connection with the subject matter of this Guarantee and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the parties in connection with the subject matter of this Guarantee except as specifically set forth in this Guarantee and the other Credit Documents.

ARTICLE 2

GUARANTEE

2.1	Guarantee

The Guarantor unconditionally and irrevocably guarantees to each Secured Creditor the due and punctual payment and performance to the Secured Creditors upon demand of all debts, liabilities and obligations of or owing by each other Credit Party to the Secured Creditors at any time and from time to time, present and future, direct and indirect, absolute and contingent, matured or not, arising from all present and future agreements, undertakings and contracts from time to time in force between such Credit Party and the Secured Creditors, including in respect of or contained in the Credit Agreement and all other Credit Documents and all other documents, undertakings and agreements entered into by such Credit Party pursuant to or in connection with the Credit Agreement or any other Credit Document, and all amendments, restatements, supplements, extensions, renewals, or replacements of, and continuations to, each such agreement, undertaking or contract, or from any other agreement, contract or dealing with any third party by which the Secured Creditors may be or become in any manner creditors of such Credit Party, or howsoever otherwise arising, and whether such Credit Party is bound alone or with another or others, and whether as principal or surety, and including without limitation, all liabilities of such Credit Party arising as a consequence of its failure to pay or fulfil any of such debts, liabilities and obligations (the “Guaranteed Obligations”).

2.2	Payment and Performance

(a)	If any Credit Party fails or refuses to punctually make any payment or perform its Guaranteed Obligations, the Guarantor shall unconditionally render any such payment or performance upon demand made on it in accordance with the terms of this Guarantee.

(b)	Nothing but payment and satisfaction in full of the Guaranteed Obligations shall release the Guarantor from the Guarantor’s obligations under this Guarantee.

2.3	Continuing Obligation

(a)	The only condition (and no other document, proof or action other than as specifically provided in this Guarantee is) necessary as a condition of the Guarantor honouring its obligations under this Guarantee shall be demand by the Administrative Agent to the Guarantor. This Guarantee shall be a continuing guarantee, shall cover all the Guaranteed Obligations, and shall apply to and secure any ultimate balance due or remaining unpaid in respect thereof to the Secured Creditors.

(b)	This liability of the Guarantor shall continue and be binding on the Guarantor, and as well after as before default and after and as before maturity of the Guaranteed Obligations, until all the Guaranteed Obligations are fully paid and satisfied, and regardless of:

(i)	any amendment, supplement, restatement, extension, novation, renewal, replacement, continuation or waiver of this Guarantee, any other Credit Document or any provision or term of any such agreement or document;

(ii)	whether any other Person or Persons (each an “Additional Guarantor”) shall become in any other way responsible to the Secured Creditors for, or in respect of all or any part of the Guaranteed Obligations;

(iii)	whether any such Additional Guarantor shall cease to be so liable;

(iv)	the enforceability, validity, perfection or effect of perfection or non- perfection of any security interest securing the Guaranteed Obligations;

(v)	any of the Guaranteed Obligations, the Credit Documents or any security relating to the Guaranteed Obligations or the Credit Documents being or becoming illegal, invalid, void, voidable, unenforceable, ineffective or extinguished in any respect;

(vi)	any failure by any Secured Creditor or any other Person to perform or comply with any of the provisions of the Credit Documents or to provide the Guarantor with notice of any such failure;

(vii)	any other act, event, omission or thing, or any delay to do any other act or thing, which may or might operate to discharge, impair or otherwise effect the liability of the Guarantor under this Guarantee or any of the rights, powers or remedies conferred upon the Secured Creditors by the Credit Documents, this Guarantee or by law; or

(viii)	whether any payment of any of the Guaranteed Obligations has been made and where such payment is rescinded or must otherwise be returned upon the occurrence of any action or event, including the insolvency or bankruptcy of any Credit Party or otherwise, all as though such payment had not been made.

2.4	Guarantee Unaffected

(a)	This Guarantee shall not be determined or affected, or the Administrative Agent’s rights under this Guarantee prejudiced by, the termination, compromise, reduction, extinguishment or disallowance of any of the Guaranteed Obligations by operation of law or otherwise, including without limitation, the bankruptcy, insolvency, winding-up, liquidation or dissolution of a Credit Party or any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of a Credit Party, with respect to transactions occurring either before or after such change.

(b)	This Guarantee shall:

(i)	bind the Person or Persons for the time being and from time to time carrying on the business now carried on by the Guarantor, notwithstanding any reorganization of the Guarantor or the amalgamation of the Guarantor with one or more other Persons (in this case, this Guarantee shall bind the resulting Person and the term “Guarantor” shall include such resulting Person); and

(ii)	extend to the liabilities of the Person or Persons for the time being and from time to time carrying on the business now carried on by each Credit Party notwithstanding any reorganization or merger of such Credit Party or the amalgamation of such Credit Party with one or more other Persons (in this case, this Guarantee shall extend to the liabilities of the resulting Person and the term “Credit Party” shall include such resulting Person) and all of such liabilities shall be included in the Guaranteed Obligations.

(c)	The Guarantor agrees that the manner in which the Administrative Agent may now or subsequently deal with the Guarantor or any other Credit Party or any security (or any collateral subject to the security) or other guarantee in respect of the Guaranteed Obligations shall have no effect on the Guarantor’s continuing liability under this Guarantee and the Guarantor irrevocably waives any rights it may have in respect of any of the above.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Representation - Authority and Enforceability

The Guarantor represents and warrants to the Administrative Agent that it has obtained all trustee and other authorizations, consents and approvals necessary for the granting and performance of this Guarantee and that this Guarantee is enforceable against the Guarantor in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and other similar insolvency or corporate laws of general application. The Administrative Agent shall not be concerned to inquire into any Credit Party’s power or the powers of any of its directors or other agents, acting or purporting to act on its behalf, and all moneys, advances, renewals and credits actually borrowed or obtained from the Secured Creditors by any Credit Party shall be deemed to form part of the Guaranteed Obligations notwithstanding any lack or limitation of status or power, incapacity of such Credit Party or of the directors, or that such Credit Party may not be legal entities capable of being sued, or any irregularity, defect or informality in the borrowing or obtaining of such moneys, advances, renewals or credits, whether known to the Administrative Agent or not.

ARTICLE 4

POSTPONEMENT OF CLAIMS AND SUBROGATION

4.1	Postponement of Claims and Subrogation

(a)	All debts and claims against any Credit Party now or subsequently held by the Guarantor and all of the Guarantor’s rights of subrogation (all such debts, claims and rights, the “Claims”) shall be for the Administrative Agent’s security and, as between the Guarantor and the Administrative Agent, the Claims are postponed to the repayment and performance of the Guaranteed Obligations. Until all of the Guaranteed Obligations shall have been satisfied in full, any money that the Guarantor receives in respect of any such Claims shall be received by the Guarantor in trust for the Administrative Agent and shall be paid immediately to the Administrative Agent to be applied against, or held as security for, payment of the Guaranteed Obligations, all without prejudice to and without in any way affecting, relieving, limiting or lessening the Guarantor’s liability under this Guarantee.

(b)

Notwithstanding anything to the contrary contained herein, with respect to any Intercompany Subordinated Indebtedness, to the extent there is a conflict, inconsistency, ambiguity or difference between any provision of this Section 4.1 and the subordination agreement (the “Subordination Agreement”) made as of the date hereof between the Administrative Agent, Royal Bank of Canada, as LC Lender, the Guarantor, as Subordinate Creditor and each of EPR Metropolis Trust and YongeDundas Signage Trust, as grantors, the provisions of the Subordination Agreement shall prevail.

(c)	As security for and for the purpose of giving effect to the postponement of the Claims, the Guarantor assigns, transfers and sets over to the Administrative Agent all of the Claims and irrevocably constitutes and appoints the Administrative Agent upon the occurrence of an Event of Default that is continuing to be the Guarantor’s attorney in the name of and on behalf of the Guarantor to collect, and enforce or prove any such Claims, and for that purpose to execute and do in the name and on behalf of the Guarantor, all deeds, documents, transfers, assignments, assurances and things, and to commence and prosecute, at the Administrative Agent’s election and in the Administrative Agent’s sole discretion, any or all proceedings which may appear to the Administrative Agent to be necessary or desirable.

(d)	In the event of the insolvency, bankruptcy, winding up or distribution of assets of any Credit Party, the Guarantor or any Additional Guarantor, the Administrative Agent’s rights shall not be affected or impaired by its omission to prove its claim in full or otherwise and it may prove such claim as it sees fit and may refrain from proving any claim in its sole discretion; and it may but shall not be obliged to prove in respect of the Claims assigned as a debt owing to it by a Credit Party and the Administrative Agent shall be entitled to receive all amounts payable in respect of the Claims, such amounts to be applied on such part or parts of the monies payable from time to time on account of the Guaranteed Obligations as the Administrative Agent shall in their absolute discretion see fit until all of the Guaranteed Obligations shall have been paid in full and thereafter the Guarantor shall be entitled to the balance, if any, of such amounts; all of which the Administrative Agent may do without in any way affecting, relieving, limiting or lessening the Guarantor’s liability to the Secured Creditors under this Guarantee.

(e)	The Guarantor acknowledges and agrees that it shall not have any rights of subrogation or indemnification unless the Guaranteed Obligations have been satisfied in full. The Guarantor shall not prove a claim in the bankruptcy of a Credit Party unless and until the Guaranteed Obligations are repaid in full.

(f)	The Administrative Agent shall have no duty, obligation or liability as a result of the assignment of the Claims to the Administrative Agent to protect, preserve or to ensure that the Claims do not become prescribed by statute or otherwise invalidated or rendered unenforceable.

ARTICLE 5

AMENDMENTS

5.1	Amendments

This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Guarantor and the Administrative Agent.

ARTICLE 6

WAIVERS AND REMEDIES

6.1	Waivers

The Guarantor waives each of the following, to the fullest extent permitted by law:

(a)	any defence based upon:

(i)	the incapacity or lack of authority of any Credit Party;

(ii)	the unenforceability, invalidity, illegality or extinguishment of all or any part of the Guaranteed Obligations, or any security or other guarantee for the Guaranteed Obligations or any failure of the Administrative Agent to take proper care or act in a commercially reasonable manner in respect of any security for the Guaranteed Obligations or any collateral subject to the security, including in respect of any disposition of any collateral or any set-off of a Credit Party’s bank deposits against the Guaranteed Obligations;

(iii)	any act or omission of any Credit Party or any other person, including the Administrative Agent, that directly or indirectly results in the discharge or release of any Credit Party or any other Person or any of the Guaranteed Obligations or any security for the Guaranteed Obligations other than the gross negligence or wilful misconduct of the Administrative Agent; or

(iv)	the Administrative Agent’s present or future method of dealing with any Credit Party, any Additional Guarantor, or any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations;

(b)	any right (whether now or hereafter existing) to require the Administrative Agent, as a condition to the enforcement of this Guarantee:

(i)	to accelerate the Guaranteed Obligations or proceed and exhaust any recourse against any Credit Party or any other Person;

(ii)	to realize on any security that it holds;

(iii)	to marshall the assets of any Credit Party or the Guarantor or any other Person; or

(iv)	to pursue any other remedy that the Guarantor may not be able to pursue itself and that might limit or reduce the Guarantor’s burden;

(c)	presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of this Guarantee;

(d)	any claims, set-off or other rights that the Guarantor may have against the Administrative Agent, whether or not related to the transactions contemplated by this Guarantee or any other Credit Document;

(e)	all suretyship defences and rights of every nature otherwise available under Ontario law and the laws of any other jurisdiction, including the benefit of discussion and of division; and

(f)	all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of the Guarantor under this Guarantee.

6.2	Limitation Periods

No limitation period under the Limitations Act, 2002 (Ontario) shall expire earlier than the second anniversary of the date on which demand for payment of the Guaranteed Obligations under this Guarantee is made in accordance with the provisions of this Guarantee.

6.3	Administrative Agent’s Right to Act

The Administrative Agent, upon such terms as it deems appropriate and, in each case, without notice to the Guarantor and without in any way affecting, reducing, limiting, impairing, releasing, discharging or terminating the Guarantor’s liability under this Guarantee, from time to time may deal with the Guarantor, any other Credit Party, the documents creating or evidencing the Guaranteed Obligations and the security (or any collateral subject to the security) now or subsequently held by the Administrative Agent (including without limitation, all amendments, supplements, restatements, extensions, renewals and replacements to such documents or security) as the Administrative Agent may see fit, including:

(a)	grant time, renewals, extensions, indulgences, concessions, compromises, releases and discharges to any Person in respect of the Guaranteed Obligations;

(b)	take new or additional security for the Guaranteed Obligations;

(c)	discharge or partially discharge any or all existing security;

(d)	fail to or abstain from realizing upon, or fully realizing upon, any security;

(e)	elect not to take security from any Person, not to perfect security or not to continue to perfect security;

(f)	cease or refrain from giving credit, continue to give credit, or make loans or advances to any Credit Party;

(g)	accept partial payment or performance from any Credit Party or otherwise waive compliance by any Credit Party with the terms of any of the Credit Documents or security;

(h)	assign any Credit Documents or security to any Person or Persons in accordance with the terms of the Credit Agreement;

(i)	deal or dispose in any manner (whether commercially reasonably or not) with any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations;

(j)	apply all dividends, compositions and moneys at any time received from any Credit Party or others or from the security upon such part of the Guaranteed Obligations; or

(k)	obtain one or more additional guarantees of the Guaranteed Obligations.

6.4	Administrative Agent’s Waiver

No term, condition or provision of this Guarantee or any right under this Guarantee or in respect of this Guarantee, shall be, or shall be deemed to have been, waived by the Administrative Agent, except by express written waiver signed by the Administrative Agent in accordance with the Credit Agreement, all such waivers to extend only to the particular circumstances specified in such waiver.

6.5	Administrative Agent’s Action or Inaction

Except as provided at law, no action or omission on the part of the Administrative Agent in exercising or failing to exercise its rights under this Guarantee or in connection with or arising from all or part of the Guaranteed Obligations shall make the Administrative Agent liable to the Guarantor for any loss occasioned to the Guarantor. No loss of or in respect of any securities received by the Administrative Agent from any Credit Party or others, whether occasioned by the Administrative Agent’s fault or otherwise, shall in any way affect, relieve, limit or lessen the Guarantor’s liability under this Guarantee. The Guarantor agrees that the Administrative Agent has no obligation to provide or disclose information to the Guarantor with respect to any dealings it has with or in respect of any Credit Party at any time or from time to time.

6.6	Administrative Agent’s Rights

The rights and remedies provided in this Guarantee are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

ARTICLE 7

GENERAL

7.1	Taxes

(a)	Payments Subject to Taxes. If the Guarantor, the Administrative Agent or any Secured Creditor is required by Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of the Guarantor hereunder or under any other Credit Document, then (i) the sum payable shall be increased by the Guarantor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Secured Creditor, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Guarantor shall make any such deductions required to be made by it under Law and (iii) the Guarantor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Law.

(b)	Payment of Other Taxes by the Guarantor. Without limiting the provisions of paragraph (a) above, the Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c)	Indemnification by the Guarantor. The Guarantor shall indemnify the Administrative Agent and each Secured Creditor, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes in respect of any payment by or on account of any obligation of the Guarantor hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Secured Creditor and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by a Secured Creditor (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Creditor, shall be conclusive absent manifest error.

(d)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	Status of Secured Creditors. Any Secured Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the written request of the Guarantor, deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by Law or reasonably requested by the Guarantor or the Administrative Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding.

7.2	Acknowledgements

The Guarantor acknowledges that it is providing this Guarantee at the request of the Borrowers and that it has satisfied itself and is not relying upon the Administrative Agent in respect of all or any information with respect to the transaction under or related to the Credit Agreement or this Guarantee.

7.3	Demand

The Administrative Agent may make demand in writing to the Guarantor at any time and from time to time after the occurrence of an Event of Default which is continuing, each such written demand to be accepted by the Guarantor as complete and satisfactory evidence of non-payment or non-performance of the Guaranteed Obligations by a Credit Party. The Guarantor shall pay to the Administrative Agent such amount or amounts payable under this Guarantee immediately upon such written demand. If acceleration of the time of payment, or the liability of a Credit Party to make payment, of any amount specified to be payable by such Credit Party is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganization, winding-up or similar proceeding in respect of such Credit Party or any moratorium affecting the payment of the Guaranteed Obligations, all such amounts otherwise subject to acceleration or payment will nonetheless be deemed for all purposes of this Guarantee to be and to become due and payable by such Credit Party and shall be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent.

7.4	Set-Off

The Guarantor agrees that any and all deposits, general or special, term or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Administrative Agent to the Guarantor or for the credit or account of the Guarantor, may be set-off and applied by the Administrative Agent at any time and from time to time, without notice (such notice being expressly waived by the Guarantor), against and on account of the Guaranteed Obligations even if any of them are contingent or unmatured.

7.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Guarantee (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered in accordance with the Credit Agreement.

7.6	Costs and Expenses

The Guarantor agrees to pay all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution of, and enforcement of its rights under, this Guarantee.

7.7	No Representations

The Guarantor acknowledges that this Guarantee has been delivered free of any conditions and that there are no representations which have been made to the Guarantor affecting the Guarantor’s liability under this Guarantee except as may be specifically embodied in this Guarantee and agrees that this Guarantee is in addition to and not in substitution for any other guarantee(s) held or which may subsequently be held by or for the benefit of the Administrative Agent.

7.8	Further Assurances

The Guarantor shall at all times do all such things and provide all such reasonable assurances as may be required to give the Administrative Agent the full benefit and effect of, or intended by this Guarantee, and shall provide such further documents or instruments required by the Administrative Agent as may be reasonably necessary or desirable to effect the purpose of this Guarantee and carry out its provisions.

7.9	Assignment and Enurement

The Administrative Agent shall be entitled to assign all of its rights under this Guarantee in accordance with the terms of the Credit Agreement. This Guarantee shall enure to the benefit of the Administrative Agent’s successors (including any successor by reason of amalgamation) and assigns, and shall be binding upon the Guarantor and its successors (including any successor by reason of amalgamation) and permitted assigns.

7.10	Submission to Jurisdiction

The Guarantor submits to the non-exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or related to this Guarantee and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such Ontario courts. The Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding.

7.11	Execution and Delivery

This Guarantee may be executed in counterparts and may be executed and delivered by facsimile or by other electronic form and all such counterparts shall together constitute one and the same agreement. The Guarantor acknowledges receiving a copy of this Guarantee.

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IN WITNESS OF WHICH the Guarantor has duly executed this Guarantee.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Mike Hirons
Name: Mike Hirons
Title: Vice President Finance

Entertainment Properties Trust Guarantee

INDEMNITY (the “Indemnity”)

In addition to the guarantee specified in Section 2.1 of the Guarantee, the Guarantor agrees to indemnify and save the Secured Creditors harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of, any inability by the Secured Creditors to recover the ultimate balance due or remaining unpaid to the Secured Creditors in respect of the Guaranteed Obligations, including without limitation legal fees incurred by or on behalf of the Secured Creditors resulting from any action instituted on the basis of the Guarantee and this Indemnity. Capitalized terms used and not defined in this Indemnity shall have the meanings ascribed to them in the Guarantee.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Mike Hirons
Name: Mike Hirons
Title: Vice President Finance

Entertainment Properties Trust Guarantee